Exhibit 99.1

ABVC Biopharma Entered into a Global Licensing Deal of Vitargus® with Licensing Income of $33.5M and Royalties up to $60M

Fremont, CA (March 26, 2024) – ABVC BioPharma, Inc. (NASDAQ: ABVC) (“Company”), a clinical-stage biopharmaceutical company developing therapeutic solutions in ophthalmology, CNS (central nervous systems), and oncology/hematology, announced today that each of the Company and its subsidiary BioFirst Corporation entered into a global licensing agreement with ForSeeCon Eye Corporation (FEYE) for the Company’s Ophthalmology pipeline, which includes the medical device Vitargus® (valued at $187M, by third-party valuer)   (the “Licensed Products”) . This license will cover the Licensed Products’ clinical trial, registration, manufacturing, supply, and distribution rights.

“We are thrilled to announce a new licensing deal that we believe will make our product available to more patients undergoing the tedious Vitrectomy procedure. This partnership underscores our commitment to providing patients with a better quality of life during and after the procedure,” said Dr. Uttam Patil, ABVC’s Chief Executive Officer. He added that through this exciting collaboration, ABVC has secured the distribution rights to a wide range of eye products from ForSeeCon, which he believes will provide a new avenue for revenue generation with access to an even broader audience. With this new licensing agreement in place, ABVC will continue to serve as the R&D partner of ForSeeCon  to discover new pipelines for ophthalmic products. From better vitreous substitutes to various eyecare products, our platform remains dedicated to showcasing the best eyecare we can offer. ABVC will receive the first licensing payment of US$30,000,000 (cash/shares) within 30 days after executing the agreement. ABVC is entitled to another milestone payment of $3,500,000 in cash after the first useful fundraise and royalties of 5% of net sales, up to $60,000,000, after the launch of the Licensed Product. BioFirst is entitled to the same licensing fees and royalties as ABVC.”

“I’m delighted to work on Vitargus®, representing our commitment to innovation. This product is a game-changer, and I’m confident it will exceed our customers’ expectations. I believe Vitargus® sets a new standard for excellence in our industry,” said Jerry Chang, CEO of ForSeeCon Eye. “We certainly believe that with the launch of this product, we’re not just introducing a new item to the market; we’re reshaping it. Its unique features and capabilities will revolutionize how our customers engage with ForSeeCon a nd elevate their overall experience,” he added.

Management believes the Company’s product pipeline has excellent market potential. According to iHealthcare Analyst, Inc., the global market for retinal surgery devices is expected to reach $4.3 billion by 2029, at a CAGR of 7.7%, driven partly by the rising geriatric population worldwide1.

For more information about ABVC and its subsidiaries, stay updated on the latest updates or visit https://abvcpharma.com. ABVC urges its shareholders to sign up on the Company’s website for the latest news alerts; visit https://abvcpharma.com/?page_id=17707

[1]	https://www.ihealthcareanalyst.com/technological-advancement-ophthalmic-surgery-retinal-surgery-devices-market/

About ABVC BioPharma & Its Industry

ABVC BioPharma is a clinical-stage biopharmaceutical company with an active pipeline of six drugs and one medical device (ABV-1701/Vitargus®) under development. For its drug products, the Company utilizes in-licensed technology from its network of world-renowned research institutions to conduct proof-of-concept trials through Phase II of clinical development. The Company’s network of research institutions includes Stanford University, University of California at San Francisco, and Cedars-Sinai Medical Center. For Vitargus®, the Company intends to conduct global clinical trials through Phase III.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. None of the outcomes expressed herein are guaranteed. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to proceed to the next level of the clinical trials or to market our product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy any of the Company’s securities, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from registration, nor shall there be any offer, solicitation or sale of any of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contact:

Leeds Chow

Email: leedschow@ambrivis.com